Exhibit 99.1

July 28, 2020

Franklin Financial Reports 2020 Q2 Earnings

(CHAMBERSBURG, PA) Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $3.1 million ($0.71 per diluted share) for the second quarter ended June 30, 2020, compared to first quarter 2020 earnings of $1.7 million ($0.39 per diluted share) and second quarter 2019 earnings of $4.0 million ($0.90 per diluted share). Net income for the first six months of 2020 was $4.8 million ($1.10 per diluted share) compared with $7.2 million ($1.63 per diluted share) for the same period in 2019.

 A summary of operating results for the second quarter of 2020 are as follows:

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Net interest income was $10.3 million for the second quarter of 2020, compared to $10.6 million for the second quarter of 2019. The net interest margin was 3.26% for second quarter of 2020, compared to 3.74% for second quarter of 2019. Year-to-date net interest income was $20.6 million in 2020, compared to $20.9 million in 2019. However, the net interest margin fell from 3.80% in 2019 to 3.39% in 2020.

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Earning assets for year-to-date 2020 averaged $1.3 billion compared to $1.2 billion for the same period in 2019. The year-to-date average balance of the loan portfolio decreased from $977.8 million in 2019 to $962.3 million in 2020. The average balance of the commercial loan portfolio decreased $17.7 million from 2019 due to participation payoffs. The average balance of the investment portfolio increased $90.0 million as the Bank invested excess funds to counter the reduction in loans. The yield on earning assets fell by 0.66% from 4.41% in 2019 to 3.75% in 2020 as market rates decreased during the year. The decrease in the yield was the primary reason for the decline in interest income. Average interest-bearing deposits increased $69.0 million from 2019 to 2020. The cost of interest-bearing deposits fell from 0.78% in 2019 to 0.47% in 2020 as the Bank reduced deposit rates. The overall cost of funds fell from 0.65% in 2019 to 0.38% in 2020. As a result, interest expense on deposits declined $1.2 million helping to stabilize net interest income year over year.

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A provision for loan loss expense of $2.0 million was recorded for the second quarter of 2020 and $5.0 million year-to-date, as the economic effects of the COVID-19 pandemic caused several qualitative factors in the allowance for loan loss calculation to increase. With this provision expense, the allowance for loan loss ratio was 1.64% of outstanding loans. The provision expense for the second quarter of 2019 was $0 and was $399 thousand year-to-date 2019 with an allowance ratio of 1.28%. The allowance for loan loss ratio was 1.28% at December 31, 2019.

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Noninterest income decreased $284 thousand in the second quarter of 2020 over the same quarter of 2019. Fees on the sale of mortgages increased $147 thousand over the quarter but was more than offset by a decrease in deposit fees and security gains recognized in 2019, but not in 2020. Year-to-date, noninterest income increased $439 thousand over the same period in 2019, due to an $812 thousand gain on a bank-owned life insurance policy and increased mortgage fees but was partially offset by a decrease in deposit fees. Fees related to transactional activity (e.g. ATM, debit card) were negatively affected by stay-at-home orders and business shutdowns related to the pandemic.

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Noninterest expense for the second quarter of both 2020 and 2019 was $9.6 million. Year-to-date, noninterest expense increased $156 thousand over the same quarter of 2019. There were no significant changes in any expense category quarter-over-quarter or year-over-year. The pandemic held many expense items in check, such as business travel, education and community activities, but the Bank made a $100 thousand contribution to various social service and first responder organizations in the local community during the second quarter.

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The Corporation recorded an income tax benefit of $1.1 million in the second quarter of 2020. This benefit was available due to the passage of the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) in March 2020. The CARES Act allows for net operating losses (NOL) incurred in 2018, 2019 and 2020 to be carried back to offset taxable income earned during the five-year period prior to the year in which the NOL was incurred. The Corporation incurred an NOL in 2018 that it is able to carryback to prior periods when the statutory rate for the Corporation was 34% as compared to the current rate of 21%.

Total assets at June 30, 2020 were $1.423 billion compared to $1.269 billion at December 31, 2019. Significant balance sheet changes since December 31, 2019 include:

•	Short-term interest-bearing deposits in other banks decreased $27.6 million since year-end as cash was reinvested into the investment portfolio, which increased $98.8 million.
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The loan portfolio increased $77.6 million during 2020 over year-end 2019. The portfolio increased in junior liens and lines of credit and commercial loans (from the Paycheck Protection Program (PPP) lending), partially offset by a decline in residential first lien mortgages. The Bank held $62.5 million of PPP loans at June 30, 2020 and recorded $233 thousand in interest income from PPP loan origination fees during the second quarter of 2020.

•	Deposits increased $148.0 million from year-end 2019, primarily in checking and money management accounts.
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Shareholders’ equity increased $7.3 million due primarily to an increase in accumulated other comprehensive income. Retained earnings increased only $2.2 million due to the lower earnings. The book value of the Corporation’s common stock increased from $29.30 to $30.98 per share since year-end. The Corporation suspended activity in its stock repurchase plan on March 19, 2020.

“Despite the negative effects that COVID-19 has had on our communities and customers, and the additional provision for probable loan losses that was recorded, your company had a good second quarter. We recognize that the full economic effects of the pandemic may not be felt until late in the third quarter and into the fourth quarter, perhaps into 2021,” said Timothy G. Henry, President and CEO. “Your company’s management team is proactively working to prepare the company for the challenges ahead by building on our already strong capital base, growing significant fee-income producing lines of business to offset the net interest margin compression and controlling expenses. Our successes in 2019 and the first two quarters of 2020 allow us to enter this crisis in a position of strength, which enables us to provide ongoing assistance to our customers and communities. We will remain tightly focused on our response as the health and economic climate evolves.”

Additional information on the Corporation’s COVID-19 response and financial updates are available on our website at www.franklinfin.com/Presentations.

 Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.4 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary	For the Three Months Ended			For the Six Months Ended
(Dollars in thousands, except per share data)	6/30/2020	3/31/2020	6/30/2019	6/30/2020	6/30/2019	% Change

Interest income	$11,165	$11,665	$12,396	$22,831	$24,383	-6.4%
Interest expense	833	1,413	1,833	2,246	3,493	-35.7%
Net interest income	10,332	10,252	10,563	20,585	20,890	-1.5%
Provision for loan losses	1,975	3,000	-	4,975	399	1146.9%
Noninterest income	3,412	3,889	3,696	7,301	6,862	6.4%
Noninterest expense	9,644	9,528	9,606	19,173	19,017	0.8%
Income before income taxes	2,125	1,613	4,653	3,738	8,336	-55.2%
Income taxes	(942)	(106)	669	(1,048)	1,115	-194.0%
Net income	$3,067	$1,719	$3,984	$4,786	$7,221	-33.7%

Diluted earnings per share	$0.71	$0.39	$0.90	$1.10	$1.63	-32.5%
Regular cash dividends declared	$0.30	$0.30	$0.30	$0.60	$0.57	5.3%

Balance Sheet Highlights (as of )	6/30/2020	3/31/2020	6/30/2019
Total assets	$1,423,111	$1,262,126	$1,252,141
Investment and equity securities	286,557	208,353	129,812
Loans, net	995,583	921,656	969,904
Deposits	1,273,353	1,117,433	1,113,049
Shareholders' equity	134,840	129,005	123,914

Assets Under Management (fair value)
Investment and Trust Services	743,381	674,189	763,237
Held at third party brokers	121,781	109,145	125,448

	For the Three Months Ended			For the Six Months Ended
Performance Ratios	6/30/2020	3/31/2020	6/30/2019	6/30/2020	6/30/2019
Return on average assets*	0.89%	0.54%	1.28%	0.73%	1.18%
Return on average equity*	9.43%	5.31%	13.12%	7.37%	12.02%
Dividend payout ratio	42.45%	75.97%	34.75%	54.49%	34.75%
Net interest margin*	3.26%	3.53%	3.74%	3.39%	3.80%
Net loans charged-off/average loans*	0.06%	0.10%	0.05%	0.08%	0.05%
Nonperforming loans / gross loans	0.41%	0.40%	0.59%
Nonperforming assets / total assets	0.29%	0.29%	0.68%
Allowance for loan loss / loans	1.64%	1.57%	1.28%
Book value, per share	$30.98	$29.74	$28.21
Tangible book value	$28.91	$27.66	$26.21
Market value, per share	$25.90	$27.45	$38.24
Market value/book value ratio	83.60%	92.30%	135.55%
Market value/tangible book value ratio	89.58%	99.24%	145.90%
Price/earnings multiple*	11.77	17.60	11.73
Current quarter dividend yield*	4.63%	4.37%	3.14%
* Annualized